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                                                                     EXHIBIT 2.1


                             PLAN OF REORGANIZATION

     This Plan of Reorganization (this "Plan"), dated as April 1, 1996, is between Liberte Investors, a Massachusetts business trust (the "Trust"), and Liberte Investors Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Trust has caused the formation of the Company to enable the Trust to reorganize into a Delaware corporation;

     WHEREAS, the Trust has also entered into a Stock Purchase Agreement (as amended, the "Stock Purchase Agreement"), dated as of January 16, 1996, between the Trust and Hunter's Glen/Ford, Ltd. (along with any permitted assignee, the "Purchaser"), under which the Trust agreed to cause the Company to sell shares of its common stock, par value $.01 per share (the "Common Stock"), to the Purchaser;

     WHEREAS, the Company has issued 1,000 shares of its Common Stock to the Trust for $1,000 and the Trust's assignment of the Stock Purchase Agreement to it;

     WHEREAS, the reorganization of the Trust into the Company is a condition to the closing of the sale of the shares of Common Stock; and

     WHEREAS, the Trust and the Company therefore desire to enter into this Plan pursuant to which the Trust will reorganize into the Company, upon the terms and conditions set forth in this Plan.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions of this Plan, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Plan, the Trust and the Company agree as follows:

     SECTION 1 REORGANIZATION. Subject to the approval of the Trust's shareholders in accordance with the Declaration of Trust (as amended, the "Declaration of Trust"), the Trust shall reorganize into the Company. To effect this reorganization, the Trust shall transfer all of its assets to the Company and receive shares of the Company's Common Stock. Pursuant to Section
8.2 of the Declaration of Trust, the Trust shall cause the distribution of the shares of Common Stock that the Trust owns to its shareholders in redemption of their shares of beneficial interest in the Trust (the "Beneficial Shares"), and then terminate. The Company shall assume all of the Trust's outstanding liabilities and obligations at the time of the reorganization (the "Closing").

     SECTION 2 SHAREHOLDER APPROVAL. The Trust shall hold a shareholders' meeting for the purpose of voting upon this Plan and such other matters as the Trust considers appropriate, including an amendment to Section 8.2 of the Declaration of Trust to enable the reorganization to occur. The shareholders' approval of this Plan and such an amendment shall be conditions to the consummation of the reorganization, which shall occur as soon as practicable after such approval.


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     SECTION 3 ASSET TRANSFER.  At the Closing, the Trust shall transfer all of its assets to the Company, which transfer shall include the following:

                 (A) CASH BALANCES. The Trust shall wire transfer or otherwise transfer all of its cash balances to a bank account of the Company.

                 (B) CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS. The Trust shall execute and deliver to the Company appropriate documents transferring to the Company all of the Trust's interests in its cash equivalents and other short-term investments.

                 (C) PROMISSORY NOTES RECEIVABLE. The Trust shall endorse to the Company all of the Trust's interests in its promissory notes receivable and deliver such endorsed promissory notes receivable to the Company. In addition, the Trust shall execute and deliver to the Company assignments of any security interests securing the payment of such promissory notes receivable, which assignments shall be in recordable form.

                 (D) REAL ESTATE. The Trust shall execute and deliver to the Company general warranty deeds transferring to the Company all of the Trust's interests in its real property, which general warranty deeds shall be in recordable form.

                 (E) STOCK.  The Trust shall deliver to the Company the
            certificates evidencing any shares of stock or other equity interests that the Trust owns, along with properly executed stock powers transferring such shares and equity interests to the Company.

                 (F) OTHER ASSETS. The Trust shall execute and deliver to the Company a general bill of sale and assignment transferring to the Company all of the Trust's interests in all of its other tangible and intangible personal property.

     SECTION 4 LIABILITY ASSUMPTION. At the Closing, the Company shall execute and deliver to the Trust an assumption document under which the Company shall assume all of the Trust's outstanding liabilities and obligations as of the Closing.

     SECTION 5 ISSUANCE OF SHARES. At the Closing, the Company shall issue to the Trust the number of shares of the Company's Common Stock equal to the number of outstanding Beneficial Shares as of the Closing, less 1,000 shares. At that time, the Trust shall close its transfer register for the Beneficial Shares.

     SECTION 6 DISTRIBUTION OF SHARES. As of the Closing, the Company shall engage on behalf of the Trust an exchange agent (the "Exchange Agent") to assist in the exchange of the Beneficial Shares in the Trust for the shares of Common Stock in the Company. Such exchange shall be on the basis of one share of Common Stock for each Beneficial Share. The engagement of the Exchange Agent shall be deemed to constitute the distribution of the shares of Common Stock to the shareholders for purposes of the definition of the "Proposal" contained in the Stock Purchase Agreement. The Exchange Agent shall perform all tasks necessary to effect the exchange, which the Trust and the Company anticipate will include the following:


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                 (A)  LETTERS OF TRANSMITTAL.  The Exchange Agent shall
            send to each shareholder a transmittal letter requesting such shareholder to deliver to the Exchange Agent such shareholder's certificates representing Beneficial Shares. Upon the receipt of a properly completed letter of transmittal accompanied by such certificates, the Exchange Agent shall send to such shareholder or its assignee a stock certificate for the number of shares of Common Stock equal to the number of such Beneficial Shares.

                 (B) STOCK CERTIFICATES. The Trust shall deliver to the Exchange Agent the stock certificates representing the shares of Common Stock that the Trust owns, which the Exchange Agent shall exchange for a balance certificate issued in the name of the Exchange Agent. As the Exchange Agent subsequently exchanges certificates representing Beneficial Shares for certificates representing shares of Common Stock, the Exchange Agent shall exchange the balance certificate for certificates in the names of the exchanging shareholders or their assignees and a new balance certificate representing the then current number of shares of Common Stock for which certificates representing Beneficial Shares have not been exchanged.

                 (C) COMMON STOCK OWNED BY THE SHAREHOLDERS. At all times after the Closing, the shareholders or their assignees shall be considered the owners of the shares of Common Stock that they will receive upon their submission of a properly completed letter of transmittal accompanied by the certificates representing their Beneficial Shares. Until a shareholder or its assignee exchanges a certificate representing Beneficial Shares for a certificate representing shares of Common Stock, however, the Company shall pay any distributions with respect to such shares of Common Stock to the Exchange Agent. The Exchange Agent shall hold such distributions and then distribute them to the holder of the certificate representing the respective Beneficial Shares or its assignee when such holder exchanges such certificate for a certificate representing shares of Common Stock. In addition, with respect to any matters submitted to a vote of the Company's shareholders before completion of the exchange of the certificates representing Beneficial Shares for the certificates representing shares of Common Stock, the Exchange Agent shall assist the Company in obtaining voting instructions with respect to the shares of Common Stock represented by the then current balance certificate from the holders of the certificates representing the unexchanged Beneficial Shares.

     SECTION 7 ACTIVITIES PRIOR TO TERMINATION. From the Closing until the Trust's termination, the Trust shall not issue any Beneficial Shares or carry on any business, except such business as required to effect the Trust's liquidation and termination. With respect to any liabilities or obligations that the Trust incurs to effect such liquidation and termination, the Company shall pay such liabilities or perform such obligations on the Trust's behalf. In addition, the Company shall assist the Trust in keeping the Trust's records and performing similar functions until the Trust terminates.

     SECTION 8 TERMINATION. As soon as practicable after the Closing, the Trust shall terminate pursuant to the provisions of its Declaration of Trust. As required under Sections 8.1 and 8.2 of the Declaration of Trust, the Trust shall file the appropriate instrument of termination with the Secretary of State of the Commonwealth of Massachusetts and the Registry of Deeds of Suffolk County, Massachusetts.


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     SECTION 9 FORM OF DOCUMENTS.  All documents referred to in this Plan concerning the reorganization of the Trust into the Company shall be in form and substance mutually satisfactory to the Trust and the Company.

     SECTION 10 FURTHER ASSURANCES. After the Closing, the Trust shall execute and deliver to the Company or any other persons that the Company may designate such certificates, documents, and instruments that may be advisable or necessary to vest, perfect, or confirm the transfer of all of the Trust's assets to the Company. Such documents may include assignments, conveyances, bills of sale, deeds, or other documents. Similarly, after the Closing, the Company shall execute and deliver to the Trust or such other persons as the Trust may designate such certificates, documents, and instruments that may be advisable or necessary to confirm that the Company has assumed all of the liabilities and obligations of the Trust as of the Closing. In addition, the Trust and the Company shall do any other acts that the other may reasonably request to carry out the intent and purposes of this Plan.

     SECTION 11 SECTION 368(A)(1). The Trust and the Company intend this Plan to constitute a plan of reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended.

     SECTION 12 TRANSFER TAXES. The Company shall pay any transfer taxes and purchase any transfer stamps required in connection with the Company's issuance of certificates representing shares of Common Stock in exchange for the surrender of certificates representing Beneficial Shares.

     SECTION 13 GOVERNING LAW. THIS PLAN SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW OF THE STATE OF DELAWARE.

     SECTION 14 SURVIVABILITY. The terms of this Plan shall survive the Closing.

     SECTION 15 NO TRUSTEE LIABILITY. A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Plan is executed on behalf of the trustees of the Trust as trustees and not individually and that the obligations of this Plan are not binding upon any of the trustees, officers, agents, or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

     SECTION 16 ABANDONMENT OR AMENDMENT. Notwithstanding the approval of this Plan by the Trust's shareholders, either the Trust or the Company may abandon this Plan at any time before the Closing without incurring any liability because of such abandonment. In addition, the Trust and the Company may amend this Plan at any time. The approval of this Plan by the Trust's shareholders shall be deemed to include any such amendment, so long as such amendment does not adversely affect them.

                         [SIGNATURES ON THE NEXT PAGE]


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     IN WITNESS WHEREOF, each party hereto has executed and delivered this Plan as of the date first written above.



                      LIBERTE INVESTORS


                      By:        /s/ ROBERT TED ENLOE III
                                 ------------------------
                      Name:      Robert Ted Enloe III
                      Title:     President


                     LIBERTE INVESTORS INC.


                     By:          /s/ ROBERT TED ENLOE III
                                  ------------------------
                     Name:        Robert Ted Enloe III
                     Title:       President





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